Exhibit 99

            Avnet Inc. Schedules First Quarter Earnings Announcement

    PHOENIX--(BUSINESS WIRE)--Oct. 7, 2004--Avnet Inc. (NYSE:AVT) announced today that its first quarter fiscal year 2005 earnings announcement will be webcast live via the Internet at www.ir.avnet.com on Thursday, Oct. 28, 2004. Avnet will issue a press release outlining its financial results followed by an interactive webcast at 5 p.m. Eastern, 4 p.m. Central, 3 p.m. Mountain and 2 p.m. Pacific/Arizona time.
    Roy Vallee, Avnet's chairman and chief executive officer, and Ray Sadowski, Avnet's chief financial officer, along with other members of Avnet's senior management team, will comment on the company's results and respond to participants' questions, which may be submitted via the Internet.
    Please logon to the webcast at least 15 minutes prior to the start of the event to register and download any necessary software (RealPlayer or Windows Media Player). Additional financial information accompanying the webcast can also be accessed at www.ir.avnet.com.
    Avnet enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 250 suppliers. The company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet generated more than $10 billion in revenue in fiscal 2004 (year ended July 3, 2004) through sales in 68 countries. Visit Avnet's Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

    CONTACT: Avnet Inc.
             Vince Keenan, 480-643-7053
             VP and Director, Investor Relations
             investorrelations@avnet.com